Exhibit 99.1

Company contact:	John B. Kelso, Director of Investor Relations
(303) 837-1661 or john.kelso@whiting.com
Whiting Petroleum Corporation to Offer $250 Million Aggregate Principal
Amount of Senior Subordinated Notes in a Private Placement
DENVER — September 19, 2005 — Whiting Petroleum Corporation (NYSE: WLL) announced today that it intends to sell up to $250 million aggregate principal amount of its senior subordinated notes due 2014 in a private placement. Whiting expects to use the net proceeds from the sale of the notes to pay the cash portion of the purchase price for the previously announced acquisition of the North Ward Estes properties and to repay a portion of the debt currently outstanding under the credit agreement of its wholly-owned subsidiary, Whiting Oil and Gas Corporation, that was incurred in connection with the acquisition of the Postle properties.
The notes will be unsecured indebtedness guaranteed on a senior subordinated basis by certain of Whiting’s subsidiaries. The notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The notes will not be registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Rocky Mountains, Permian Basin, Gulf Coast, Michigan and Mid-Continent regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit http://www.whiting.com.